Exhibit 10.2

ATLAS OIL AND GAS, INC.

Convertible Promissory Note

Due May 6, 2009

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR QUALIFIED UNDER ANY APPLICABLE STATE’S SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED UNLESS:  (A) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL QUALIFICATIONS REQUIRED UNDER ANY APPLICABLE STATE’S SECURITIES LAWS HAVE BEEN OBTAINED; OR (B) IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THIS NOTE MAY BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AS AMENDED, AND WITHOUT QUALIFICATION UNDER ANY APPLICABLE STATE’S SECURITIES LAWS.

Date: May 6, 2009

FOR VALUE RECEIVED, Atlas Oil and Gas, Inc., a Nevada corporation (“Company”), promises to pay to the order of Thomas Cunningham (“Representative”), as representative for the shareholders (“Sagrada Shareholders”) of Sagrada Investments, Inc., a Nevada corporation (“Sagrada”), or the Representative’s registered assigns, at the address of the Representative set forth in Section 5(c), or at such other place as the then holder of this Note shall from time to time have designated to the Company in writing, on the maturity date as set forth below in Section 2(a), the sum of One Hundred Thousand Dollars ($100,000) ("principal amount"), without interest, in lawful money of the United States.  All payments by the Company on this Note shall be credited to the principal amount of this Note.

1.

Description of Note.

(a)

The Note. This Note is issued by the Company pursuant to that certain Share Exchange Agreement dated May 6, 2009, to which the Company and Sagrada are parties (“Share Exchange Agreement”).

(b)

Transfer. Subject to the foregoing legend relating to federal and state securities laws, the Representative shall have the right at any time to sell, assign, transfer or negotiate all or any part of this Note to the Sagrada Shareholders.  In the case of any sale, assignment, transfer or negotiation of all or part of this Note authorized under this Section 1(b), the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were the Representative with respect to this Note or the loan evidenced thereby.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Note and for the transfer of the same.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, such transferor.

ATI.AS OIL. AND GAS, INC.

CONVER11SLIO PROMISSORY NOTE:

MAY 6, 2009

(c)

Lost or Destroyed Note. In case this Note shall be mutilated or alleged to have been lost or destroyed, a new Note will be issued in place thereof by the Company on presentation to the Company of reasonable evidence of such mutilation, loss or destruction and upon such indemnity, if any, as the Company may reasonably require for its protection.

2.

Maturity Date.

(a)

The principal amount of this Note shall be payable in full by the Company on the later to occur of (“Maturity Date”): (i) May 6, 2009; or (ii) the date of completion of the Share Exchange (as defined in Section 1.1 of the Share Exchange Agreement).

(b)

All payments made by the Company pursuant to this Note shall be made without defense, set off or counterclaim, in same day funds and delivered to the holders hereof and thereof not later than Noon (California time) on the date such payment is due, provided that funds received by such holders after Noon (California time) shall be deemed to have been paid by the Company on the next succeeding business day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, the payment shall be made on the next succeeding business day and such additional period shall be included in the computation of the payment of interest hereunder.

3.

Reverse Stock Split; Conversion of Note.

(a)

Prior to date of this Note, Company commenced a process to have a one for one hundred (1 for 100) reverse stock split (“Reverse Stock Split”). Company shall submit an application to the Financial Industry Regulatory Authority (“FINRA”) for approval of the Reverse Stock Split no later than May 13, 2009.

(b)

Immediately upon FINRA’s approval of the Reverse Stock Split, the principal amount of this Note shall be automatically converted into an aggregate total of Thirty Six Million Three Hundred Fifty Thousand (36,350,000) shares of the Company’s common stock (“Conversion Shares”), par value $.001 per share, without need for notice or other action on the part of Company, Representative or Sagrada Shareholders.

(c)

Company shall deliver the Conversion Shares as follows:

(i)

To the Escrow Holder set forth in that certain Escrow Letter Agreement dated May 6, 2009, a form of which is attached as Exhibit E to the Share Exchange Agreement, Seven Million Two Hundred Seventy Thousand (7,270,000) shares of the Company’s Common Stock, with the record owner set forth on the stock certificate being “Sagrada Representative.”

(ii)

To the Representative, Twenty-Nine Million Eighty Thousand (29,080,000) shares of the Company’s Common Stock, with the record owner of set forth on the stock certificate being “Sagrada Representative.”

ATI.AS OIL. AND GAS, INC.

CONVER11SLIO PROMISSORY NOTE:

MAY 6, 2009

4.

Default.

If and whenever any of the following events (each of which is hereinafter referred to as an "Event of Default") shall occur, the Company shall be in default under this Note:

(a)

If any material portion of the property of the Company shall have been condemned, seized or otherwise appropriated by any governmental authority or any officer or instrumentality thereof; or

(b)

If the Company shall have made an assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts as they become due, or shall have filed a voluntary petition in bankruptcy, or shall have been adjudicated a bankrupt or insolvent, or shall have filed any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall have filed any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall have sought or consented to or acquiesced in the appointment of any trustee, receiver or liquidator of the Company or of or any substantial part of the properties of the Company, or the Company or its directors or its shareholders shall have taken any action relating to the dissolution or liquidation or suspension of the business of the Company; or

(c)

If, within 60 days after the commencement of any proceeding against the Company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(d)

If a final judgment, order or decree for the payment of money in excess of $10,000 shall have been rendered against the Company and within 60 days after entry thereof shall not have been satisfied or discharged, or execution thereof stayed pending appeal, or if within 60 days after the expiration of any such stay such judgment shall not have been satisfied or discharged;

The Company shall promptly notify the Representative in writing of the occurrence of any Event of Default or the existence and substance of any event or condition which with the passage of time or the giving of notice, or both, would become an Event of Default. Upon the occurrence of an Event of Default, whether or not notice has been provided by Company, the holder hereof may at any time thereafter at its option by written notice to the Company declare the entire principal amount of, and all accrued interest on, this Note to be immediately due and payable, without presentment, demand, protest or notice, all of which are hereby waived by the Company.

ATI.AS OIL. AND GAS, INC.

CONVER11SLIO PROMISSORY NOTE:

MAY 6, 2009

5.

Miscellaneous.

(a)

Brokers. Each Party represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with this Note.

(b)

Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be submitted in writing):

To Company:

Dan Motsinger, CEO

3410 Gladstone Street

Winston Salem, NC 27104

P.O. Box 4828

Winston Salem, NC 27115

To Representative:

Thomas Cunningham

President Sagrada Investments, Inc.

7305 Calle Sagrada

Bakersfield, CA 93309

(c)

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the provisions thereof relating to conflicts of law.

(d)

Parties in Interest. Nothing in this Note, express or implied, is intended to or shall confer upon any other person, except Company, Representative and Sagrada Shareholders, any rights, benefit, or remedies of any nature whatsoever or by reason of this Note.

(e)

Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Note shall be settled through binding arbitration in Las Vegas, Nevada by a single arbiter whose decision shall be binding and enforceable in any jurisdiction. Jurisdiction and venue for any such arbitration shall be in Las Vegas, Nevada and shall be governed by the commercial rules of the American Arbitration Association.  Each party hereto hereby consents to personal jurisdiction in the State of Nevada in any such action, consents to service of process by registered mail made upon such party and/or such party’s agent, and waives any objection to venue or to any claim that such court and/or proceeding is an inconvenient form.

(f)

Investigation. The respective representations and warranties of each Party contained herein or in the certificates or other documents shall not be deemed waived or otherwise affected by any investigation made by ally party hereto.

(g)

Consents. For purposes of any provision of this Note requiring, permitting, or providing for the consent of any corporate party the written consent of the Chief Executive Officer or President of a party shall be sufficient to constitute such consent.

ATI.AS OIL. AND GAS, INC.

CONVER11SLIO PROMISSORY NOTE:

MAY 6, 2009

(h)

Integration. This Note constitutes a single. integrated written contract expressing the entire agreement of the parties with respect to the subject matter hereof. and supersedes all prior or contemporaneous discussions, negotiations or agreements, written or oral, if any. This Note may not be modified or amended except by written instrument signed by all of the parties hereto expressing such amendment or modification. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party with respect to the subject matter hereof: except as specifically set forth in this Note.

(i)

Execution and Counterparts. This Note may be executed in one or more counterparts which, taken together, shall constitute one and the same Note and shall be effective ns of the date first written above. The parties may deliver signatures by facsimile with the manually signed pages to be delivered to each other party within a reasonable time thereafter. The facsimile pages shall be deemed original signatures.

(j)

Severability. If any provision of this Note is found to be illegal, invalid or unenforceable under present for future laws effective during the term of this Note, such provision shall be fully severable; this Note shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Note; and the remaining provisions of this Note shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by severance from this Note.

IN WTTNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized officers of the Company identified below.

COMPANY:

ATLAS OIL AND GAS, INC.

By:	/s/ Dan Motsinger
Name:	Dan Motsinger
Title:	Chief Executive Officer

ATI.AS OIL. AND GAS, INC.

CONVER11SLIO PROMISSORY NOTE:

MAY 6, 2009